Press Release

Exhibit 99.1
Investor / Media contact:
Michael Vanderwoude
513.397.7685
mike.vanderwoude@cinbell.com
Cincinnati Bell Inc. Posts Solid Second Quarter Results
Revenue increase driven by strong contributions from data center and long distance operations
CINCINNATI — August 9, 2005 — Cincinnati Bell Inc. (NYSE:CBB) today announced its financial results for the second quarter of 2005 including revenue of $315 million, operating income of $76 million and a net loss of $30 million, or 13 cents per share. Reported results include the impact of a $44 million deferred tax asset write-down related to a change in state tax laws. Excluding this non-cash charge, net income for the quarter was $14 million, or 5 cents per diluted share.
     “Cincinnati Bell’s solid second quarter financial performance was a direct result of our ‘de-lever, defend and grow’ strategy,” said Jack Cassidy, president and chief executive officer. “We also posted steady improvement in wireless postpaid churn as a result of much higher network quality. This quality, combined with our presence as the premier wireless and wireline carrier in the region, forms the foundation of the unique new rate plans we announced on August 1.”
Second Quarter Highlights
•	The company reported revenue of $315 million, a 6 percent increase over the second quarter of 2004, and a 9 percent increase versus the first quarter of 2005, due primarily to strong equipment sales related to recent data center investments and solid growth in long distance revenue.

•	EBITDA[1] (earnings before interest, taxes, depreciation and amortization) of $124 million represents an increase of 2 percent versus the second quarter of 2004 after adjusting for a $5 million increase in non-cash post-retirement medical expenses. Lower long distance costs and operating taxes as well as higher contribution from equipment sales and managed services revenue contributed to the increase. EBITDA also increased 2 percent versus the first quarter of 2005, due primarily to higher contribution from equipment sales and managed services revenue.

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•	Free cash flow[2] of $42 million increased 13 percent versus the second quarter of 2004, due to the timing of interest payments related to the company’s refinancing plan.

•	Wireless churn continued to improve, reflecting higher GSM network quality. Postpaid churn in the second quarter was 2.2 percent, compared with 2.6 percent in the first quarter of 2005 and 2.8 percent in the fourth quarter of 2004.

•	Cincinnati Bell now has 144,000 “super bundle” subscribers, up 41 percent from a year ago and representing a 24 percent penetration of in-territory households. Bundling success resulted in Revenue per Household served of $78, a 3 percent increase from a year ago.

•	The company also reported 145,000 DSL subscribers, a 23 percent increase versus the second quarter of 2004. As a result, DSL penetration of in-territory primary consumer access lines was 22 percent at quarter-end, up from 17 percent at the same time a year ago.

•	On August 8, Cincinnati Bell announced the refinancing of its 16% Notes, which is expected to increase free cash flow by $20 million to $25 million on an annualized basis.

•	The company reported net debt[3] of $2.1 billion at quarter-end, a 5 percent reduction from the same time a year ago. Capital expenditures were $43 million, or 14 percent of revenue, for the quarter. Year-to-date, capital expenditures were $71 million, or 12 percent of revenue.
     “This quarter’s results benefited from investments we have made in data centers and in our long distance business,” said Brian Ross, chief financial officer. “As a result of these investments and our continued focus on cost structure improvements, we are on track to deliver on our financial goals for the year.”
Local Communications Services
     Quarterly revenue from the Local segment, which includes the operations of Cincinnati Bell Telephone (CBT), held firm at $190 million, essentially unchanged from a year ago as higher DSL revenue helped offset lower voice revenue. EBITDA of $97 million was up slightly from the prior year after adjusting for a $5 million increase in non-cash post-retirement medical expenses.

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     Access lines declined 3.4 percent from the same time a year ago as a 65 percent increase in out-of-territory lines partially offset lower in-territory lines. In-territory access lines decreased 4.7 percent versus the second quarter of 2004 due primarily to wireless substitution.
Wireless Services
     Cincinnati Bell Wireless (CBW) generated revenue of $60 million compared with $67 million in the second quarter of 2004. Higher data and equipment revenue partially offset lower postpaid voice revenue and a $3 million reduction in roaming revenue related to the merger of AT&T Wireless and Cingular. Segment EBITDA was $19 million compared with $22 million in the second quarter of 2004. A $4 million reduction in roaming expense and a $2 million reduction in handset subsidies partially offset the impact of lower revenue.
     Higher network quality continued to benefit postpaid churn, which was 2.2 percent in the second quarter compared with 2.6 percent in the first quarter of 2005. As announced on August 1, CBW has leveraged improved network quality by launching new rate plans that offer unlimited calling to any Cincinnati Bell wireless or wireline number. The company expects to generate positive net postpaid subscriber additions in the fourth quarter of 2005.
     For the quarter, CBW reported improved postpaid subscriber performance, as subscribers decreased by 3,000, compared to a decline of 7,000 in the first quarter of 2005. At quarter-end, CBW served 469,000 subscribers, of which 291,000, or 62 percent, were on the GSM network.
     Prepaid Average Revenue per User (ARPU) rose to $21 versus $19 in the second quarter of 2004, due primarily to a 60 percent increase in data revenue. Postpaid ARPU was $48 as higher data revenue was offset by lower roaming and voice revenue.
Hardware and Managed Services
     Revenue from the Hardware and Managed Services segment, which includes the operations of Cincinnati Bell Technology Solutions, increased to $55 million, up 94 percent versus the second quarter of 2004. The increase was due primarily to strong equipment and managed services revenue related to the company’s recent data center investments. Two equipment sales, totaling $23 million, to data center customers, drove the equipment revenue increase. Quarterly EBITDA of $5 million represents a 39

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percent increase versus the same quarter a year ago, driven by higher contribution from equipment and managed services revenue.
Other Communications Services
     Other Communications Services, which includes long distance and payphone operations, generated $20 million in quarterly revenue, up 3 percent, or $1 million, from a year ago. Long distance revenue increased 14 percent, or $2 million, which more than offset a 42 percent, or $2 million, decline in payphone and other revenue due to the disposal of unprofitable assets. Long distance revenue increased due to the introduction of new business products and the benefits of bundling. EBITDA of $8 million more than doubled versus the prior year quarter as the cost of long distance minutes fell substantially with the installation of a switch and negotiation of lower long distance rates in the second quarter of 2004.
     Long distance subscribers increased 24,000, or 4 percent, versus the end of the second quarter of 2004. Cincinnati Bell’s market share of CBT lines for which a long distance carrier is selected was 79 percent in the consumer market and 50 percent in the business market, improvements of 6 points and 4 points, respectively, compared to the same time a year ago.
16% Notes Refinancing
     As announced on August 8, 2005, Cincinnati Bell has entered into a Note Repurchase Agreement to repurchase all of its outstanding 16% Senior Subordinated Discount Notes due 2009 (the “16% Notes”). The company expects to finance the purchase of the 16% Notes with new borrowings under its senior secured credit facilities. As a result of lower interest expense, this refinancing is expected to increase free cash flow by $20 million to $25 million on an annualized basis. Cincinnati Bell expects to close this refinancing in the third quarter of 2005. Upon closing, the company will have completed the second and final stage of its refinancing plan announced in January 2005.
     Cincinnati Bell’s obligation to repurchase the 16% Notes is conditioned upon the completion of the new financing. The company expects to pay approximately $448 million, including accrued interest, to repurchase the 16% Notes. This will result in a third quarter pre-tax loss on extinguishment of debt of approximately $92 million, including a non-cash loss of approximately $37 million.

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2005 Guidance
     Cincinnati Bell has updated its free cash flow guidance to reflect the impact of the refinancing of its 16% Notes. All other guidance remains unchanged:

Category	Guidance
Revenue	Low single-digit percent decline
EBITDA	$480 million to $490 million, including approximately $20 million in incremental non-cash expense related to post-retirement medical benefits.
Capital Expenditures	Approximately 12 percent of revenue
Free Cash Flow	Approximately $155 million, a $10 million increase from the company’s previous guidance of approximately $145 million
Conference Call/Webcast
     Cincinnati Bell will host a conference call today at 10:00 a.m. (EDT) to discuss its second quarter 2005 results. A live webcast of the call will be available via the Investor Relations section of www.cincinnatibell.com. The conference call dial-in number is 877.641.0086. International callers may dial 678.460.1867. A taped replay call will be available one hour after the conclusion of the teleconference until 5:00 p.m. (EDT) on August 23, 2005. For U.S. callers, the replay will be available at 888.284.7564. For international callers, the replay will be available at 678.460.1866. The replay reference number is 201054. An archived version of the webcast will also be available at www.cincinnatibell.com.
About Cincinnati Bell Inc.
     Cincinnati Bell Inc. (NYSE:CBB) is parent to one of the nation’s most-respected and best-performing local exchange and wireless providers with a legacy of unparalleled customer service excellence. With headquarters in Cincinnati, Ohio, Cincinnati Bell provides a wide range of telecommunications products and services to residential and business customers in Ohio, Kentucky and Indiana. For more information, visit www.cincinnatibell.com.
Use of Non-GAAP Financial Measures
     This press release contains information about net debt, free cash flow and earnings before interest, taxes, depreciation and amortization (EBITDA). These are non-GAAP financial measures used by Cincinnati Bell management when evaluating results of operations and cash flow. Management believes these measures also provide users of the financial statements with additional and useful comparisons of current results of operations and

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cash flows with past and future periods. Non-GAAP financial measures should not be construed as being more important than comparable GAAP measures. Detailed reconciliations of net debt, free cash flow and EBITDA to comparable GAAP financial measures have been included in the tables distributed with this release and are available in the Investor Relations section of www.cincinnatibell.com.
1EBITDA provides a useful measure of operational performance. The company defines EBITDA as GAAP Operating Income plus depreciation, amortization, restructuring charges, asset impairments and other special items. EBITDA should not be considered as an alternative to comparable GAAP measures of profitability.
2Free cash flow provides a useful measure of operational performance, liquidity and financial health. The company defines free cash flow as SFAS 95 cash provided by (used in) operating, financing and investing activities, less changes in issuance and repayment of long-term debt and credit facilities in financing activities and less proceeds from the sale of discontinued operations and assets in investing activities. Free cash flow should not be considered as an alternative to net income (loss), operating income (loss), cash flow from operating activities, or the change in cash on the balance sheet and may not be comparable with free cash flow as defined by other companies.
3Net debt provides a useful measure of liquidity and financial health. The company defines net debt as the sum of the face amount of short-term and long-term debt and unamortized premium and/or discount, offset by cash and cash equivalents.
Safe Harbor Note
 Certain of the statements and predictions contained in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act. In particular, statements, projections or estimates that include or reference the words “believes,” “anticipates,” “plans,” “intends,” “expects,” “will,” or any similar expression fall within the safe harbor for forward-looking statements contained in the Reform Act. Actual results or outcomes may differ materially from those indicated or suggested by any such forward-looking statement for a variety of reasons, including, but not limited to: Cincinnati Bell’s ability to maintain its market position in communications services, including wireless, wireline and internet services; general economic trends affecting the purchase or supply of telecommunication services; world and national events that may affect the ability to provide services; changes in the regulatory environment; any rulings, orders or decrees that may be issued by any court or arbitrator; restrictions imposed under various credit facilities and debt instruments; work stoppages caused by labor disputes; adjustments resulting from year-end audit procedures; and Cincinnati Bell’s ability to develop and launch new products and services. More information on potential risks and uncertainties is available in recent filings with the Securities and Exchange Commission, including Cincinnati Bell’s Form 10-K report, Form 10-Q reports and Form 8-K reports. The forward-looking statements included in this release represent company estimates as

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of August 9, 2005. Cincinnati Bell anticipates that subsequent events and developments will cause its estimates to change.
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Cincinnati Bell Inc.
Consolidated Statements of Income
(Unaudited)
     (in millions — except per share amounts)

	Three Months			Six Months
	Ended June 30,		%	Ended June 30,		%
	2005	2004	Change	2005	2004	Change
Revenue	$315.4	$297.0	6%	$604.0	$599.4	1%

Costs and Expenses
Cost of Services and Products	133.7	117.6	14%	242.9	243.3	(0%)
Selling, General and Administrative	57.4	53.6	7%	115.5	111.5	4%
Depreciation and Amortization	48.4	45.6	6%	91.4	91.3	0%
Restructuring	—	—	n/m	—	0.2	n/m
Asset Impairments and Other Charges (Credits)	—	(0.2)	n/m	23.1	(0.1)	n/m

Operating Income	75.9	80.4	(6%)	131.1	153.2	(14%)

Minority Interest Expense (Income)	(0.5)	1.2	(142%)	(4.8)	1.3	n/m
Interest Expense	49.6	50.5	(2%)	100.1	101.4	(1%)
Loss on Extinquishment of Debt	—	—	n/m	7.9	—	n/m
Other Income, Net	(0.7)	—	n/m	(0.2)	(0.1)	100%

Income before Income Taxes	27.5	28.7	(4%)	28.1	50.6	(44%)

Income Tax Expense	57.3	13.8	n/m	61.1	24.8	146%

Net Income (Loss)	(29.8)	14.9	n/m	(33.0)	25.8	n/m

Preferred Stock Dividends	2.6	2.6	0%	5.2	5.2	0%

Net Income (Loss) Applicable to Common Shareowners	$(32.4)	$12.3	n/m	$(38.2)	$20.6	n/m

Basic and Diluted Earnings (Loss) Per Common Share	$(0.13)	$0.05		$(0.16)	$0.08

Weighted Average Common Shares Outstanding
- Basic	245.8	245.0		245.7	245.0
- Diluted	245.8	250.4		245.7	252.0

Cincinnati Bell Inc.
Segment Information
(Unaudited)

(dollars in millions)	Three Months			Six Months
	Ended June 30,		%	Ended June 30,		%
	2005	2004	Change	2005	2004	Change
Local
Revenue
Voice	$126.4	$130.8	(3%)	$254.4	$261.4	(3%)
Data	54.2	50.4	8%	107.3	100.7	7%
Other services	9.0	8.4	7%	18.0	18.4	(2%)

Total revenue	189.6	189.6	0%	379.7	380.5	0%

Operating Costs and Expenses:
Cost of services and products	59.0	55.8	6%	116.7	112.1	4%
Selling, general and administrative	33.7	33.3	1%	69.0	66.8	3%
Depreciation	26.8	29.8	(10%)	53.9	59.7	(10%)
Restructuring	—	—	—	—	0.2	n/m

Total operating costs and expenses	119.5	118.9	1%	239.6	238.8	0%

Operating income	$70.1	$70.7	(1%)	$140.1	$141.7	(1%)

Wireless
Revenue
Service	$55.3	$62.9	(12%)	$110.9	$123.2	(10%)
Equipment	5.0	4.2	19%	10.6	8.0	33%

Total revenue	60.3	67.1	(10%)	121.5	131.2	(7%)

Operating Costs and Expenses:
Cost of services and products	28.0	32.0	(13%)	57.3	65.4	(12%)
Selling, general and administrative	13.6	13.3	2%	27.0	25.5	6%
Depreciation	20.2	14.7	37%	35.2	29.2	21%
Amortization	—	0.5	n/m	—	1.0	n/m
Asset impairments and other charges	—	—	—	23.7	2.4	n/m

Total operating costs and expenses	61.8	60.5	2%	143.2	123.5	16%

Operating income (loss)	$(1.5)	$6.6	(123%)	$(21.7)	$7.7	n/m

Hardware & Mgd. Services
Revenue
Hardware	$38.1	$14.7	159%	$50.4	$32.9	53%
Managed services	16.4	13.4	22%	31.2	29.6	5%

Total revenue	54.5	28.1	94%	81.6	62.5	31%

Operating Costs and Expenses:
Cost of services and products	45.1	21.3	112%	65.4	48.2	36%
Selling, general and administrative	4.5	3.3	36%	8.6	8.7	(1%)
Depreciation	0.6	0.2	200%	1.0	0.4	150%
Asset impairments and other charges	—	—	—	(0.1)	(1.1)	(91%)

Total operating costs and expenses	50.2	24.8	102%	74.9	56.2	33%

Operating income	$4.3	$3.3	30%	$6.7	$6.3	6%

Other
Revenue	$19.6	$19.0	3%	$38.7	$37.8	2%

Operating Costs and Expenses:
Cost of services and products	8.3	12.9	(36%)	17.1	26.0	(34%)
Selling, general and administrative	3.7	3.2	16%	7.6	6.1	25%
Depreciation	0.5	0.3	67%	0.9	0.7	29%

Total costs and expenses	12.5	16.4	(24%)	25.6	32.8	(22%)

Operating income	$7.1	$2.6	173%	$13.1	$5.0	162%

Cincinnati Bell Inc.
Segment Information
(Unaudited)

(dollars in millions)	Three Months			Six Months
	Ended June 30,		%	Ended June 30,		%
	2005	2004	Change	2005	2004	Change
Revenue
Local	$189.6	$189.6	0%	$379.7	$380.5	(0%)
Wireless	60.3	67.1	(10%)	121.5	131.2	(7%)
Hardware & Mgd. Services	54.5	28.1	94%	81.6	62.5	31%
Other	19.6	19.0	3%	38.7	37.8	2%
Broadband	—	—	—	—	—	—
Corporate and eliminations	(8.6)	(6.8)	26%	(17.5)	(12.6)	39%

Total Revenue	$315.4	$297.0	6%	$604.0	$599.4	1%

Cost of Services and Products
Local	$59.0	$55.8	6%	$116.7	$112.1	4%
Wireless	28.0	32.0	(13%)	57.3	65.4	(12%)
Hardware & Mgd. Services	45.1	21.3	112%	65.4	48.2	36%
Other	8.3	12.9	(36%)	17.1	26.0	(34%)
Broadband	—	—	—	—	—	—
Corporate and eliminations	(6.7)	(4.4)	52%	(13.6)	(8.4)	62%

Total Cost of Services and Products	$133.7	$117.6	14%	$242.9	$243.3	(0%)

Selling, General & Administrative
Local	$33.7	$33.3	1%	$69.0	$66.8	3%
Wireless	13.6	13.3	2%	27.0	25.5	6%
Hardware & Mgd. Services	4.5	3.3	36%	8.6	8.7	(1%)
Other	3.7	3.2	16%	7.6	6.1	25%
Broadband	(1.4)	(0.1)	n/m	(2.1)	—	n/m
Corporate and eliminations	3.3	0.6	n/m	5.4	4.4	23%

Total Selling, General & Administrative	$57.4	$53.6	7%	$115.5	$111.5	4%

Depreciation and Amortization
Local	$26.8	$29.8	(10%)	$53.9	$59.7	(10%)
Wireless	20.2	15.2	33%	35.2	30.2	17%
Hardware & Mgd. Services	0.6	0.2	200%	1.0	0.4	150%
Other	0.5	0.3	67%	0.9	0.7	29%
Broadband	—	—	—	—	—	—
Corporate and eliminations	0.3	0.1	200%	0.4	0.3	33%

Total Depreciation and Amortization	$48.4	$45.6	6%	$91.4	$91.3	0%

Restructuring
Local	$—	$—	—	$—	$0.2	n/m
Wireless	—	—	—	—	—	—
Hardware & Mgd. Services	—	—	—	—	—	—
Other	—	—	—	—	—	—
Broadband	—	—	—	—	—	—
Corporate and eliminations	—	—	—	—	—	—

Total Restructuring	$—	$—	—	$—	$0.2	n/m

Asset Impairments and Other Charges (Credits)
Local	$—	$—	—	$—	$—	—
Wireless	—	—	—	23.7	2.4	n/m
Hardware & Mgd. Services	—	—	—	(0.1)	(1.1)	(91%)
Other	—	—	—	—	—	—
Broadband	—	(0.2)	n/m	(0.5)	(1.4)	(64%)
Corporate and eliminations	—	—	—	—	—	—

Total Asset Impairments and Other Charges (Credits)	$—	$(0.2)	n/m	$23.1	$(0.1)	n/m

Operating Income
Local	$70.1	$70.7	(1%)	$140.1	$141.7	(1%)
Wireless	(1.5)	6.6	(123%)	(21.7)	7.7	n/m
Hardware & Mgd. Services	4.3	3.3	30%	6.7	6.3	6%
Other	7.1	2.6	173%	13.1	5.0	162%
Broadband	1.4	0.3	n/m	2.6	1.4	86%
Corporate and eliminations	(5.5)	(3.1)	77%	(9.7)	(8.9)	9%

Total Operating Income	$75.9	$80.4	(6%)	$131.1	$153.2	(14%)

Cincinnati Bell Inc.
Consolidated Balance Sheets
(Unaudited)

(in millions - except segment metric information)
	June 30,	December 31,
	2005	2004
Assets
Cash and Cash Equivalents	$22.7	$24.9
Receivables — Net	145.5	139.0
Materials and Supplies	25.7	22.7
Other Current Assets	76.4	66.6
Property, Plant and Equipment — Net	821.5	857.7
Goodwill	40.9	40.9
Other Intangible Assets — Net	35.8	35.8
Noncurrent Deferred Tax Assets	594.8	656.7
Other Noncurrent Assets	128.1	114.4

Total Assets	$1,891.4	$1,958.7

Liabilities and Shareowners’ Deficit

Current Portion of Long-Term Debt	$24.2	$30.1
Accounts Payable	61.4	58.9
Current Portion of Unearned Revenue and Customer Deposits	39.8	42.5
Accrued Taxes	33.4	45.4
Other Current Liabilities	129.7	120.5
Long-Term Debt, Less Current Portion	2,076.0	2,111.1
Unearned Revenue, Less Current Portion	8.1	8.9
Other Noncurrent Liabilities	143.7	126.6
Minority Interest	34.4	39.2
Shareowners’ Deficit	(659.3)	(624.5)

Total Liabilities and Shareowners’ Deficit	$1,891.4	$1,958.7

Other Data:
Common Shares Outstanding at Balance Sheet Date	245.9	245.4
Net Debt	$2,068.2	$2,112.4
Credit Facility Availability	$211.5	$377.8

Segment Metric Information (in thousands):
Local Access Lines	946.5	970.1
Complete Connections Subscribers	337.8	336.4
DSL Subscribers	144.6	130.8
Custom Connections Subscribers	144.0	123.4

GSM:
Postpaid Wireless Subscribers	175.9	119.3
Prepaid Wireless Subscribers	115.2	87.5
TDMA:
Postpaid Wireless Subscribers	120.3	187.0
Prepaid Wireless Subscribers	57.8	87.2

Total Wireless Subscribers	469.2	481.0

Consumer Long Distance Lines	420.8	423.5
Business Long Distance Lines	145.5	138.1

Total Long Distance Lines	566.3	561.6

Cincinnati Bell Telephone
Access Line Detail
(Unaudited)
     (in thousands)

	2003				2004				2005
	1Q	2Q	3Q	4Q	1Q	2Q	3Q	4Q	1Q	2Q
Access Lines

In-Territory:
Primary Residential	624.6	620.3	617.7	613.9	611.8	606.3	601.5	592.7	584.2	573.0
Secondary Residential	64.3	62.2	60.0	58.1	56.0	54.0	52.2	50.5	48.9	47.1
Business/Other	313.2	310.2	308.0	304.6	301.5	299.6	298.4	296.6	296.1	294.3

Total In-Territory	1,002.1	992.7	985.7	976.6	969.3	959.9	952.1	939.8	929.2	914.4

Out-of-Territory:
Primary Residential	2.3	2.7	3.1	3.4	4.6	10.9	15.8	18.4	17.7	18.4
Secondary Residential	0.1	0.1	0.2	0.2	0.2	0.6	0.7	0.8	0.8	0.9
Business/Other	4.7	5.0	5.2	5.6	6.8	8.0	9.9	11.1	12.2	12.8

Total Out-of-Territory	7.1	7.8	8.5	9.2	11.6	19.5	26.4	30.3	30.7	32.1

Total Access Lines	1,009.2	1,000.5	994.2	985.8	980.9	979.4	978.5	970.1	959.9	946.5

Cincinnati Bell Inc.
Net Debt Calculation
(Unaudited)

	June 30,	December 31,	Change
(dollars in millions)	2005	2004	$	%
Credit Facilities	$32.0	$438.8	$(406.8)	(93%)
Cincinnati Bell Telephone notes	250.0	250.0		—
7 1/4% Senior Notes due 2013	500.0	500.0	—	—
16% Senior Subordinated Discount Notes due 2009	382.7	375.2	7.5	2%
7 1/4% Senior Notes due 2023	50.0	50.0	—	—
8 3/8% Senior Subordinated Notes due 2014	646.3	543.9	102.4	19%
7% Senior Notes due 2015	252.9	—	252.9	n/m
Capital leases	12.9	15.6	(2.7)	(17%)
Other short-term debt	1.0	1.6	(0.6)	(38%)
Other long-term debt	0.4	—	0.4	n/m
Unamortized discount, net of unamortized premiums	(28.0)	(33.9)	5.9	(17%)

Total Debt	2,100.2	2,141.2	(41.0)	(2%)
Add: Interest Rate Swap Asset on 8 3/8% Notes due 2014 and 7% Notes due 2015	(9.3)	(3.9)	(5.4)	138%
Less: Cash and Cash Equivalents	(22.7)	(24.9)	2.2	(9%)

Net Debt (as defined by the company)	$2,068.2	$2,112.4	$(44.2)	(2%)

Cincinnati Bell Inc.
Consolidated Statements of Cash Flows
(Unaudited)

(dollars in millions)	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2005	2004	2005	2004
Cash provided by operating activities	$86.8	$74.6	$151.2	$144.4

Capital expenditures	(43.0)	(38.1)	(71.0)	(61.3)
Proceeds from sale of assets	—	(1.3)	—	1.9
Other	—	1.5	—	1.5

Cash used in investing activities	(43.0)	(37.9)	(71.0)	(57.9)

Issuance of long-term debt	0.1	—	352.1	—
Increase (decrease) in new credit facility, net	(43.0)	—	32.0	—
Repayment of previous credit facility and other debt	(1.2)	(36.2)	(442.0)	(88.1)
Debt issuance costs and consent fees	—	—	(21.0)	—
Issuance of common shares — exercise of stock options	0.8	0.3	1.7	1.8
Preferred stock dividends paid	(2.6)	(2.6)	(5.2)	(5.2)
Other	—	1.3	—	1.3

Cash used in financing activities	(45.9)	(37.2)	(82.4)	(90.2)

Net decrease in cash and cash equivalents	(2.1)	(0.5)	(2.2)	(3.7)
Cash and cash equivalents at beginning of period	24.8	22.8	24.9	26.0

Cash and cash equivalents at end of period	$22.7	$22.3	$22.7	$22.3

Reconciliation of GAAP Cash Flow to Free Cash Flow as defined by the company
Net decrease in cash and cash equivalents	$(2.1)	$(0.5)	$(2.2)	$(3.7)
Less adjustments:
Issuance of debt (financing activities)	0.1	—	384.1	—
Repayment of debt (financing activities)	(44.2)	(36.2)	(442.0)	(88.1)
Proceeds from sale of assets (purchase price adjustment) (financing activities)	—	(1.3)	—	1.9

Free cash flow (as defined by the company)	$42.0	$37.0	$55.7	$82.5

Cash Expenditures for Restructuring	$(0.4)	$(0.7)	$(0.9)	$(2.2)

Income Tax Refunds / (Payments)	$(1.6)	$(1.7)	$(1.1)	$(1.6)

Reconciliation of EBITDA to Operating Income (GAAP)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2005	2004	2005	2004

Operating Income (GAAP)	$75.9	$80.4	$131.1	$153.2

Add:
Depreciation and Amortization	48.4	45.6	91.4	91.3
Restructuring	—	—	—	0.2
Asset Impairments & Other	—	(0.2)	23.1	(0.1)

	48.4	45.4	114.5	91.4

EBITDA (Non-GAAP)	$124.3	$125.8	$245.6	$244.6

Cincinnati Bell Inc.
Normalized Statements of Operations — Reconciliation to Reported Results
(Unaudited)

(in millions - except per share amounts)		Special Items
	Three			Three
	Months Ended			Months Ended
	June 30,	Income Tax		June 30, 2005
	2005 (GAAP)	Expense		Before Special Items
	A
Revenue	$315.4	$—		$315.4

Costs and Expenses
Cost of Services and Products	133.7	—		133.7
Selling, General and Administrative	57.4	—		57.4
Depreciation and Amortization	48.4	—		48.4

Operating Income	75.9	—		75.9

Minority Interest Expense (Income)	(0.5)			(0.5)
Interest Expense	49.6	—		49.6
Other Income, Net	(0.7)	—		(0.7)

Income before Income Taxes	27.5	—		27.5

Income Tax Expense	57.3	(44.2)		13.1

Net Income (Loss)	(29.8)	44.2		14.4

Preferred Stock Dividends	2.6	—		2.6

Net Income (Loss) Applicable to Common Shareowners	$(32.4)	$44.2		$11.8

Weighted Average Diluted Shares	245.8	251.6	*	251.6 *

Diluted Earnings (Loss) Per Common Share	$(0.13)	$0.18		$0.05

*	Shares have been adjusted for dilutive common stock equivalents that result after excluding the income tax adjustment from earnings.
Normalized results have been adjusted for the following:
A	Write-down of certain state deferred tax assets due to change in state tax laws.

Cincinnati Bell Inc.
Normalized Statements of Operations — Reconciliation to Reported Results
(Unaudited)

(in millions - except per share amounts)		Special Items
	Six							Six
	Months Ended					Asset		Months Ended
	June 30,	Income Tax		Debt		Impairments		June 30, 2005
	2005 (GAAP)	Expense		Extinguishment		& Other Charges		Before Special Items

		A		B		C
Revenue	$604.0	$—		$—		$—		604.0

Costs and Expenses
Cost of Services and Products	242.9	—		—		—		242.9
Selling, General and Administrative	115.5	—		—		—		115.5
Depreciation and Amortization	91.4	—		—		—		91.4
Asset Impairments and Other Charges	23.1	—		—		(23.1)		—

Operating Income	131.1	—		—		23.1		154.2

Minority Interest Expense (Income)	(4.8)	—		—		4.6		(0.2)
Interest Expense	100.1	—		—		—		100.1
Loss on Extinquishment of Debt	7.9	—		(7.9)		—		—
Other Income, Net	(0.2)	—		—		—		(0.2)

Income before Income Taxes	28.1	—		7.9		18.5		54.5

Income Tax Expense	61.1	(47.6)		3.2		7.4		24.1

Net Income (Loss)	(33.0)	47.6		4.7		11.1		30.4

Preferred Stock Dividends	5.2	—		—		—		5.2

Net Income (Loss) Applicable to Common Shareowners	$(38.2)	$47.6		$4.7		$11.1		$25.2

Weighted Average Diluted Shares	245.7	251.1	*	251.1	*	251.1	*	251.1 *

Diluted Earnings (Loss) Per Common Share	$(0.16)	$0.19		$0.02		$0.04		$0.10

*	Shares have been adjusted for dilutive common stock equivalents that result after excluding the adjustments from earnings.

Normalized results have been adjusted for the following:
A	Write-down of certain state deferred tax assets due to change in state tax rates and state tax laws;

B	Non-cash loss of $7.9 million due to the extinguishment of the company’s prior credit facility; and

C	Asset impairments and other charges of $23.1 million, substantially all of which related to a write-down of the company’s TDMA network assets.